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                                                                  EXHIBIT 3.1(c)


                    INNOVATIVE GAMING CORPORATION OF AMERICA
                            ARTICLES OF AMENDMENT OF
                          CERTIFICATE OF DESIGNATION OF
                      SERIES B CONVERTIBLE PREFERRED STOCK

         The undersigned, Chief Executive Officer of Innovative Gaming Corporation of America (the "Company"), a corporation organized and existing under the Business Corporation Act of the State of Minnesota, does hereby certify:

         That the following Articles of Amendment of Certificate of Designation were adopted pursuant to Chapter 302A of the Business Corporation Act of the State of Minnesota, by written action of the shareholders of the Company's Series B Convertible Preferred Stock on June 1, 1999 and by the Company's Board of Directors on May 24, 1999, to amend the Certificate of Designation filed with the Secretary of State of Minnesota on May 13, 1998 as follows:

         RESOLVED, that Article 5(d) of the Certificate of Designation be amended and restated as follows:

         (d) Automatic Conversion. Subject to Section 5(a) hereof, Preferred Shares, and any accrued but unpaid Dividends, shall be automatically converted into Common Stock on June 1, 2001 at the Conversion Price (as defined herein).

         RESOLVED, that Article 5(h) of the Certificate of Designation be amended and restated as follows:

         (h) Inability to Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock in satisfaction of such Conversion Notice because (i) the Company has issued the Maximum Common Stock Issuance and has not received the approval of the holders of the Company's Common Stock pursuant to Section 5(g) hereof or (ii) the Company is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation the NASDAQ National Market from issuing all of the Common Stock which is to be issued to a holder of Preferred Shares pursuant to a Conversion Notice at the Conversion Price, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 5(g) above and, with respect to the unconverted Preferred Shares, the Company will, at the Company's option:

         1) Redemption. Redeem the unconverted Preferred Shares for cash at a price equal to 115% of the Liquidation Value of such shares;




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         2) Series C Convertible Preferred Stock. Issue Series C Convertible
         Preferred Stock ("Series C Convertible Preferred Stock") in an amount equal to (a) the difference of (i) the number of shares of Common Stock that would have been issued at the lesser of the Conversion Price or the average closing bid price of the Company's Common Stock as reported by Bloomberg, L.P. over the last four days of trading ending on the day prior to the Conversion Date, and (ii) the number of shares of Common Stock issued pursuant to Section 5(h)(2)(i) above multiplied by (b) the Conversion Date Price; or

         3) any combination of Section 5(h)(1) and Section 5(h)(2) above.






















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                  IN WITNESS WHEREOF, Innovative Gaming Corporation of America
has caused this Amendment to be duly executed in its corporate name on this 1st day of June, 1999.


                         INNOVATIVE GAMING CORPORATION OF AMERICA


                         By:/s/Edward G. Stevenson
                            ----------------------------------------------------
                                 Edward G. Stevenson
                         Its:    Chairman and Chief Executive Officer















                                                            STATE OF MINNESOTA
                                                          FILED - DUPLICATE COPY

                                                                JUN 01 1999

                                                            Secretary of State










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